Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Terry L. Hester
Chief Financial Officer
Colony Bankcorp, Inc.
Fitzgerald, Georgia 31750
(229) 426-6002

Colony Bankcorp, Inc. Announces Loan Production Office in Savannah, Georgia

FITZGERALD, GA., March 4, 2004 —- Colony Bankcorp, Inc. (Nasdaq National Market: CBAN) announced that it’s wholly-owned subsidiary, Colony Bank Southeast, located in Douglas, Georgia has opened a Loan Production Office in Savannah, Georgia. The new office will be operated under the trade name Colony Bank and is located in the Landmark Building at 6600 Abercorn Street in Savannah.

Al D. Ross, President and CEO of Colony Bank Southeast, stated that the Savannah office would be under the direction of Savannah City President, Mike Miller and Senior Vice President, Thomas R. Lightfoot. Future planned expansion will include full-service banking with branch locations in the Savannah market. Colony Bank Southeast with total assets of approximately $94 million currently has three offices in the Coffee County, Georgia market.

Colony Bankcorp, Inc. is a multi-bank holding company headquartered in Fitzgerald, Georgia that consists of the following subsidiaries: Colony Bank of Fitzgerald, Colony Bank Wilcox, Colony Bank Ashburn, Colony Bank of Dodge County, Colony Bank Worth, Colony Bank Southeast, Colony Bank Quitman, FSB, Georgia First Mortgage Company and Colony Management Services, Inc. The Company conducts a general full service commercial, consumer and mortgage banking business through twenty-three offices located in the Central, South and Coastal Georgia cities of Fitzgerald, Warner Robins, Ashburn, Leesburg, Cordele, Albany, Sylvester, Tifton, Moultrie, Douglas, Broxton, Savannah, Eastman, Chester, Soperton, Rochelle, Pitts, Quitman and Valdosta, Georgia. Total consolidated assets of the company approximate $881 million.

Colony Bankcorp, Inc. Common Stock is quoted on the Nasdaq National Market under the symbol “CBAN”.